Ms. Ruth Porat	March 20, 2015

Dear Ruth,

On behalf of Google Inc., I am pleased to offer you the exempt position of Senior Vice President and Chief Financial Officer. You will receive an annual salary of $650,000, which will be paid biweekly, is subject to applicable payroll deductions and tax withholdings and is subject to periodic review.

Google will pay you a one-time Sign-On Bonus of Five Million Dollars ($5,000,000), less applicable deductions and tax withholding, within thirty (30) days following your start date at Google. Should your employment with Google end within your first twelve (12) months of employment, you agree to repay the Sign-On Bonus on a pro-rated basis. We encourage you to consult a tax professional for information on all current IRS reporting requirements. You are not eligible for a regular annual bonus.

Subject to, and upon, approval by Google’s Board of Directors (or its authorized delegee), you will be granted the following equity:

The first grant will be Twenty Five Million Dollars ($25,000,000) of Google Stock Units (GSUs). The specific number of GSUs granted to you will be determined by dividing $25,000,000 by the closing price of Google Class C shares on the Tuesday immediately preceding the grant date, rounded up to the nearest full GSU. It is intended that this grant will be made on the first Wednesday of the calendar month immediately following the month in which your hire date occurs. This grant will first vest 1/5th on December 25, 2015. Thereafter, this grant will vest 1/10th on the 25th day of each subsequent March, June, September and December, until the grant is fully vested on December 25, 2017. At the time of vest, the vested number of GSUs will convert to Google Class C shares, less applicable deductions and tax withholding. If the US financial markets are closed on a vesting date, shares will vest on the next trading day.

The second grant will be Forty Million Dollars ($40,000,000) of GSUs. The specific number of GSUs granted to you will be determined by dividing $40,000,000 by the closing price of Google Class C shares on the Tuesday immediately preceding the grant date, rounded up to the nearest full GSU. We intend to make this grant early in 2016 with 1/16th vesting each quarter from 2016-2019. The exact 2016 grant date and the vesting date are still being determined. At the time of vest, the vested number of GSUs will convert to Google Class C shares, less applicable deductions and tax withholding. If the US financial markets are closed on a vesting date, shares will vest on the next trading day.

These proposed awards and any future equity awards are contingent and issued only upon approval by Google’s Board of Directors, and are subject to the terms and conditions of applicable plan documents and award agreements. In addition, a grant of, and vesting in, GSUs is contingent on continued employment on the applicable grant and/or vesting dates, as applicable. Further details on the GSUs will be available to you shortly after your start date. Please be aware that this program and subsequent processes could be changed at any time, at the discretion of Google’s Board of Directors.

To assist you with some of the costs associated with your move, Google will provide you with reimbursement for specified moving expenses as subject to our SVP relocation policy. See enclosed “Relocation Summary”. In order to receive this relocation benefit, you will be required to work with a third party vendor provider designated by Google to assist in employee moves. In addition, within thirty (30) days following your start date at Google, Google will pay you a one-time Miscellaneous Relocation Allowance of $7,500, less applicable deductions and tax withholding. These relocation benefits, including for the avoidance of doubt, the Miscellaneous Relocation Allowance, will be contingent on your move. If you do not relocate, you will be required to repay all relocation expenses paid or reimbursed by Google, including for the avoidance of doubt, the Miscellaneous Relocation Allowance. Following your relocation, should you terminate your employment with Google within the first twelve months of your relocation date, you will be required to repay all relocation expenses paid or reimbursed by Google, including for the avoidance of doubt, the Miscellaneous Relocation Allowance, on a pro-rated basis. We encourage you to consult a tax professional for information regarding all current tax reporting requirements related to these benefits.

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In addition, as a regular full-time employee you will be eligible for various benefits offered to similarly-situated Google employees in accordance with the terms of Google’s policies and benefit plans. Among other things, these benefits currently include medical and dental insurance, life insurance, and a 401(k) retirement plan. You will be automatically enrolled in the pre-tax 401(k) plan at 10% of your eligible compensation into the Vanguard Target Retirement Trust, which is a portfolio of stocks and bonds that gradually becomes more conservative as your year of retirement approaches. You will be able to change your deferral amount and fund allocation upon your hire. The eligibility requirements and other information regarding these benefits are set forth in more detailed documents that are available from Google. With the exception of the “employment at-will” policy discussed herein, Google may, from time to time in its sole discretion, modify or eliminate its policies and the benefits offered to employees.

You are being offered employment at Google based on your personal skills and experience, and not due to your knowledge of any confidential, proprietary or trade secret information of a prior or current employer or an entity. Should you accept this offer, we do not want you to make use of or disclose any such information or to retain or disclose any materials from a prior or current employer. Likewise, as an employee of Google, it is likely that you will become knowledgeable about confidential, trade secret and/or proprietary information related to the operations, products and services of Google and its clients. To protect the interests of both Google and its clients, all employees are required to read and sign the enclosed At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement as a condition of employment with Google. This Agreement, which provides for arbitration of all disputes arising out of your employment, is enclosed for your review; you will be required to sign it on your first day of employment.

Google has a strict policy against insider trading, which prohibits, among other things, employees, contractors and temporary workers from trading Google stock during certain time periods and engaging in any derivative transactions in Google stock. It will be your responsibility to educate yourself regarding Google's insider trading policies and to ensure you are in full compliance.

Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an ''employment at-will'' relationship. This means that the employment relationship may be terminated with or without cause and with or without notice at any time by you or Google. No individual other than the Chief Executive Officer of Google has the authority to enter into any agreement for employment for a specified period of time or to make any agreement or representation contrary to Google’s policy of employment at-will. Any such agreement or representation must be in writing and must be signed by the Chief Executive Officer. Your signature at the end of this letter confirms that no promises or agreements that are contrary to our at-will relationship have been committed to you during any of your pre-employment discussions with Google, and that this letter, along with the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement and Relocation Summary, contain our complete agreement regarding the terms and conditions of your employment.

New hire orientation is held every Monday (or Tuesday if Monday is a holiday). The number of spaces in each session is limited; please let me know an available start date that works for you.

This offer and your employment are contingent upon satisfactory results from your background check and reference checks. To indicate your acceptance of Google's offer, please sign and date the offer letter copy and return in the enclosed envelope. A duplicate original is enclosed for your record. You will receive an email regarding your new hire orientation 5 days prior to your start date. In order for Google to comply with the Immigration Reform and Control Act, your employment with Google is contingent on your eligibility to work in the United States. Accordingly, please bring appropriate verification or authorization to work in the United States (e.g., US Passport or Driver's License and Social Security Card) on your first day.

Ruth, please let us know if you have any questions or concerns related to this offer of employment at Google.

Sincerely,

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Laszlo Bock
SVP People Operations
Google Inc.

Enclosures

Ruth Porat	Date

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